Exhibit 2.3

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

            This AMENDMENT NO. 2 (this “Amendment”) to Agreement and Plan of Merger is made and entered into as of September 25, 2012, by and between Southern Community Financial Corporation, a North Carolina corporation (“Company”), Capital Bank Financial Corp, a Delaware corporation (“Parent”), and Winston 23 Corporation, a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.        WHEREAS, Parent, Merger Sub and Company are parties to that certain Agreement and Plan of Merger dated as of March 26, 2012 and amended as of June 25, 2012 (the “Agreement”).

B.        WHEREAS, Section 8.3 of the Agreement permits the parties to amend the Agreement by an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

C.        WHEREAS, the parties desire to amend the Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Section 1.                Definitions

1.1.            Certain Defined Terms.  Capitalized terms used in but not defined in this amendment shall have the meanings specified in the Agreement.

Section 2.                Amendment to Section 8.1(b).  Section 8.1(b) is hereby amended by replacing the reference to “September 26, 2012” with the words “October 5, 2012.”

Section 3.                Miscellaneous

3.1.            No Further Amendment.  Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.

3.2.            Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party hereto and thereto shall be bound thereby.  This Amendment shall be deemed to be in full force and effect from and after its execution by the parties hereto.

3.3.            Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

3.4.            Counterparts.  This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3.5.            Captions.  The headings and titles to the sections of this Amendment are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

By: /s/ William G. Ward, Sr., M.D.____________

Name: William G. Ward, Sr., M.D.

Title:    Chairman of the Board

CAPITAL BANK FINANCIAL CORP.

By: /s/ Christopher G. Marshall________________

Name: Christopher G. Marshall

Title:   Chief Financial Officer

WINSTON 23 CORPORATION

By: /s/ Christopher G. Marshall_________________

Name: Christopher G. Marshall

Title:   President

[Signature page to Amendment No. 2 to the Merger Agreement]